Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact

Roy Harvey	Michael E. Belwood

(212) 836-2674	(812) 604-0530

Alcoa Announces Preliminary Results of Tender Offer

for 5.375% Notes due 2013

and Extension of Early Tender Date

New York, NY, April 21, 2011 — Alcoa announced today preliminary results of its Any and All Tender Offer, which is its tender offer to purchase for cash any and all of its outstanding 5.375% Notes due 2013.

As of the Any and All Early Tender Date, which was 5 p.m. Eastern Time on April 20, 2011, the aggregate principal amount of 5.375% Notes tendered and not withdrawn was $253,545,000, representing 45.85% of the $552,933,000 aggregate principal amount of the 5.375% Notes outstanding.

Alcoa also announced today the extension of the previously announced Any and All Early Tender Date to coincide with the final expiration of the Any and All Tender Offer. Accordingly, all holders of 5.375% Notes that are validly tendered at or prior to 5 p.m. Eastern Time on May 12, 2011, unless extended or earlier terminated (such date and time, the Expiration Date), and that are accepted for purchase pursuant to the Any and All Tender Offer, will receive the applicable tender offer consideration plus the applicable early tender premium.

Withdrawal rights in connection with the Any and All Tender Offer expired at the Withdrawal Deadline, which was 5 p.m. Eastern Time on April 20, 2011. Tendered 5.375% Notes, whether submitted prior or subsequent to such time, may not be withdrawn.

The Any and All Tender Offer is being made upon and subject to the terms and conditions set forth in the Offer to Purchase dated April 13, 2011 and the related Letter of Transmittal.

Payment for 5.375% Notes purchased in the Any and All Tender Offer will include accrued and unpaid interest from and including the last interest payment date applicable to the 5.375% Notes up to, but not including, the settlement date. The settlement date for the 5.375% Notes that were validly tendered at or prior to the previously announced Any and All Early Tender Date is expected to occur today. The settlement date for the 5.375% Notes that are validly tendered after the previously announced Any and All Early Tender Date and before the Expiration Date is expected to be one business day following the Expiration Date.

Alcoa’s obligation to accept for payment and to pay for the 5.375% Notes is subject to the satisfaction or waiver of certain conditions specified in the Offer to Purchase.

Also described in the Offer to Purchase is the Maximum Tender Offer. The Maximum Tender Offer is a tender offer by Alcoa to purchase for cash up to the Maximum Tender Amount (as described below) of its outstanding 6.00% Notes due 2013; provided that the purchase of the 6.00% Notes will be subject to an aggregate purchase limit of $400 million in cash. The Maximum Tender Amount is $750 million in cash less the aggregate purchase price of the 5.375% Notes due 2013 accepted for purchase pursuant to the Any and All Tender Offer.

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as Coordinating Dealer Managers and Morgan Stanley & Co. Incorporated is acting as Dealer Manager for the Tender Offers. The Depositary and the Information Agent in all places other than Luxembourg is Global Bondholder Services Corporation. The Luxembourg Agent for the Any and All Tender Offer is Deutsche Bank Luxembourg S.A. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting the Information Agent at 866-804-2200 or the Luxembourg Agent at 00352-421-22-643. Questions regarding the Tender Offers should be directed to Citigroup Global Markets Inc., Liability Management Group, at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); J.P. Morgan Securities LLC, Liability Management Group, at (866) 834-4666 (toll-free) or (212) 834-3424 (collect); or Morgan Stanley & Co. Incorporated, Liability Management Group, at (800) 624-1808 (toll-free) or (212) 761-1057 (collect).

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The tender offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for nine consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions, or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, anticipated financial results, operating performance or achievement of enhancements in debt maturity profile, or expected timing of settlement or other events. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Actual results, performance, or outcomes may differ materially from those expressed in or implied by those forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) unfavorable changes in general business and economic conditions; (c) disruptions or volatility in the global financial markets; and (d) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.